Exhibit 99.1

Body Central Corp. Announces First Quarter 2014 Financial Results

Jacksonville, FL - May 7, 2014 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the first quarter of 2014.

Highlights for the thirteen weeks ended March 29, 2014:

•	Net revenues for the quarter decreased 26.6% to $59.7 million, compared to $81.4 million for the first quarter of 2013.

•	Store sales decreased 24.8% to $54.6 million due to a comparable-store sales decrease of 26.8%, partially offset by a net increase of 3 stores from the same quarter last year.

•	Direct sales decreased by 41.7% to $5.1 million from $8.8 million in the same quarter last year.

•	The loss from operations was $9.4 million, as compared to income from operations of $3.9 million for the first quarter in 2013.

•
The net loss was $9.3 million, or $(0.56) per diluted share based on 16.4 million weighted average shares outstanding. Net income for the first quarter of 2013 was $2.7 million, or $0.17 per diluted share based on 16.3 million weighted average shares outstanding.

•	The Company closed 12 stores during the first quarter and operated 282 stores as of March 29, 2014.

Brian Woolf, Body Central’s CEO, stated: “Our first quarter results were consistent with the discussion on our March 25, 2014 year-end conference call. We saw positive comp sales in bottoms and lingerie, along with improving trends in shoes. This performance was however overshadowed by the continued challenges in tops and dresses. Our direct business continues to transition from a historical catalog driven business, to an e-commerce driven business. While the e-commerce sales continue to grow, the catalog side has become unprofitable and less relevant to our customer. As a result, we will continue to evaluate the merits of our catalog business for the balance of the year."
Mr. Woolf further stated: "We continue to monitor inventory levels closely while refining assortments and messaging that can stimulate traffic and sales. We remain focused that taking these steps will improve the customer experience in both our stores and e-commerce businesses, and ultimately improve our financial performance."

Balance Sheet highlights as of March 29, 2014:

Cash, cash equivalents and restricted cash were $20.4 million at the end of the first quarter of 2014 compared to $43.4 million at the end of the first quarter in the prior year. Cash, cash equivalents and restricted cash were $12.7 million as of May 5, 2014.

Average per store inventory at cost decreased 5.1% and average per store inventory units decreased 14.3% from one year ago.

The Company had $14.1 million in long-term debt as of the end of the first quarter 2014 and none in the first quarter of 2013.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today May 7, 2014 at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodycentral.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 9299961. The replay is available until May 21, 2014. A replay of this web cast will also be available on the Investor Relations section of the Company’s website, www.bodycentral.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

Exhibit 99.1

About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of April 30, 2014, the Company operated 280 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick Lingerie® labels.

CONTACT:

Thomas W. Stoltz
Chief Operating Officer and Chief Financial Officer
904-207-6720
tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to generate sufficient cash flows to support operations; (3) our ability to identify and respond to changing fashion trends, customer preferences and other related factors; (4) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (5) our ability to successfully execute marketing initiatives to drive core customers into our stores and to our website; (6) our ability to execute successfully our growth strategy; (7) changes in consumer spending and general economic conditions; (8) changes in Federal and state tax policy on our customers; (9) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (10) our stores achieving sales and operating levels consistent with our expectations; (11) our ability to successfully execute our direct business segment initiatives (12) our dependence on a strong brand image; (13) the ability of our information technology systems to support our business; (14) our ability to successfully integrate new information technology systems to support our business; (15) our dependence upon key executive management or our inability to hire or retain additional personnel; (16) changes in payment terms,; including reduced credit limits and/or requirements to provide advance payments to our vendors;(17) disruptions in our supply chain and distribution facility; (18) disruptions in our operations due to the transition to our new distribution center and corporate office; (19) our reliance upon independent third-party transportation providers for all of our product shipments; (20) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (21) the seasonality of our business; (22) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (23) the impact of governmental laws and regulations and the outcomes of legal proceedings; (24) restrictions imposed by lease obligations on our current and future operations; (25) our maintaining effective internal controls; (26) our ability to protect our trademarks or other intellectual property rights; and (27) the risks and uncertainties of whether any financing, transactional and strategic alternatives will be identified, pursued or consummated by us or will enhance value for our stockholders.

Exhibit 99.1

BODY CENTRAL CORP.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Thirteen Weeks Ended
Q Dates:	March 29, 2014	March 30, 2013
	(In thousands, except share data)
Net revenues	$59,747	$81,403
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	43,585	53,760
Gross profit	16,162	27,643
Selling, general and administrative expenses	23,486	22,003
Depreciation and amortization	2,087	1,762
(Loss) income from operations	(9,411)	3,878
Interest expense	(244)	(67)
Interest income	18	68
Other income, net	39	29
(Loss) income before income taxes	(9,598)	3,908
Benefit from (provision for) income taxes	345	(1,211)
Net (loss) income	$(9,253)	$2,697

Net (loss) income per common share:
Basic	$(0.56)	$0.17
Diluted	$(0.56)	$0.17
Weighted-average common shares outstanding:
Basic	16,379,884	16,240,949
Diluted	16,379,884	16,318,135
Other comprehensive income:
Other comprehensive income, net of tax	—	3
Comprehensive (loss) income	$(9,253)	$2,700

Exhibit 99.1

BODY CENTRAL CORP.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Fiscal Periods Ended
Q Dates:	March 29, 2014	December 28, 2013	March 30, 2013
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$18,907	$16,513	$37,146
Short-term investments	—	—	6,293
Accounts receivable	905	2,803	3,665
Inventories	23,748	18,807	26,756
Income tax receivable	862	14,802	1,208
Prepaid expenses and other current assets	5,368	2,055	4,818
Restricted Cash	1,500	—	—
Deferred tax asset	3,326	3,323	1,905
Total current assets	54,616	58,303	81,791
Property and equipment, net of accumulated depreciation	45,788	45,732	34,446
Goodwill	—	—	21,508
Intangible assets, net of accumulated amortization	16,574	16,574	16,574
Other assets	1,142	353	299
Total assets	118,120	120,962	154,618
Liabilities and Stockholders’ Equity
Current liabilities
Merchandise accounts payable	9,099	8,972	15,724
Accrued expenses and other current liabilities	24,578	24,623	20,210
Financing obligation, sale-leaseback, current portion	748	737	—
Total current liabilities	34,425	34,332	35,934
Other liabilities	10,632	11,358	10,001
Financing obligation, sale-leaseback, net of current portion	2,127	2,369	—
Notes payable	12,000	5,000	—
Deferred tax liability	6,566	6,913	5,354
Total liabilities	65,750	59,972	51,289
Commitments and contingencies
Stockholders’ equity
Total stockholders’ equity	52,370	60,990	103,329
Total liabilities and stockholders’ equity	$118,120	$120,962	$154,618

Exhibit 99.1

BODY CENTRAL CORP.
 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(9,253)	$2,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,087	1,762
Deferred income taxes	(350)	110
Stock-based compensation	633	282
Amortization of premiums and discounts on investments, net	—	29
Loss on disposal of property and equipment	13	20
Changes in assets and liabilities:
Accounts receivable	1,898	1,045
Inventories	(4,941)	(3,785)
Prepaid expenses and other assets	(4,102)	(119)
Merchandise accounts payable	127	2,009
Accrued expenses and other current liabilities	1,628	(14)
Income taxes	13,940	1,005
Other liabilities	(726)	—
Net cash provided by operating activities	954	5,041
Cash flows from investing activities
Payments for purchases of property and equipment	(3,829)	(2,713)
Purchases of short-term investments	—	(6,318)
Change in restricted cash	(1,500)	—
Net cash used in investing activities	(5,329)	(9,031)
Cash flows from financing activities
Payments on sale-leaseback transaction	(231)	—
Payments on line of credit	(5,000)	—
Proceeds from long-term debt	12,000	—
Net cash provided by financing activities	6,769	—
Net increase (decrease) in cash and cash equivalents	2,394	(3,990)
Cash and cash equivalents
Beginning of year	16,513	41,136
End of period	$18,907	$37,146